Exhibit 10.1

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER, THAT SUCH REGISTRATION IS NOT REQUIRED.

THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS SUBORDINATED TO ANY AND ALL INDEBTEDNESS OF THE ISSUER TO THE PRIVATEBANK AND TRUST COMPANY OR ITS SUCCESSORS AND ASSIGNS (“THE PRIVATEBANK”) IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT BETWEEN THE HOLDERS AND THE PRIVATEBANK, DATED NOVEMBER 12, 2010, TO WHICH REFERENCE IS HEREBY MADE FOR A MORE FULL STATEMENT THEREOF.  THE HOLDER HAS AGREED THEREBY NOT TO SELL, ASSIGN, TRANSFER, PLEDGE OR HYPOTHECATE THIS NOTE WITHOUT THE PRIVATEBANK’S WRITTEN CONSENT.

CONVERTIBLE PROMISSORY NOTE

$16,711,967	November 12, 2010
Lake Forest, California

FOR VALUE RECEIVED, PRIMORIS SERVICES CORPORATION, a Delaware corporation (“Issuer”), promises to pay to the order of each of the individuals set forth on Exhibit A hereto (each a, “Holder” and collectively, the “Holders”), the specific principal amounts next to each such Holder’s name as set forth on Exhibit A hereto with an aggregate principal sum of Sixteen Million Seven Hundred Eleven Thousand Nine Hundred Sixty-Seven Dollars ($16,711,967), together with interest as computed below.

This Note is issued pursuant to the Agreement and Plan of Merger of even date herewith (as amended, modified or supplemented, the “Merger Agreement”) by and between Issuer, the Holders and Rockford Holdings Corporation (“Rockford”).

The following is a statement of the rights of each Holder and the conditions to which this Note is subject, and to which each Holder, by the acceptance of this Note, agrees:

1.             Certain Definitions.  The following terms, when used in this Note, shall have the following meanings.  Any of these terms may, unless the context otherwise requires, be used in the singular or plural depending on the reference.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

“Applicable Interest Rate” means the rate per annum equal to:

a.             five percent (5%) during the period beginning on the Issuance Date and ending on the First Period Termination Date;

b.             seven percent (7%) during the period beginning on the First Period Termination Date and ending on the date twenty-four (24) months after the Issuance Date; and

c.             eight percent (8%) thereafter.

“Common Stock” means Issuer’s common stock, $.0001 par value per share.

“Event of Default” shall have the meaning set forth in Section 5.

“First Period Termination Date” shall mean that date which is twelve (12) months after the Issuance Date.

“Holder” means the Persons specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

“Holders’ Representative” means Christopher S. Wallace, or any individual appointed as a successor Holders’ Representative pursuant to Section 7 hereof.

“Issuance Date” means [November 1], 2010.

“Issuer” includes Primoris Services Corporation, a Delaware corporation, and any Person which shall succeed to or assume the obligations of Issuer under this Note, provided, however, that Issuer shall not be released hereunder except pursuant to a written release executed by Holders’ Representative or by payment in full of all the Obligations.

“James Note” means that promissory note in the original principal amount of Fifty-Three Million Five Hundred Thousand Dollars ($53,500,000.00) dated December 18, 2009, issued to the Holders listed in Exhibit A to said promissory note.

“Loan A” means that Nine Million Six Hundred Sixty-Nine Thousand One Hundred Dollars ($9,669,100) portion of the Note that is subject to certain payments of principal as more fully outlined in Section 2.1(A) below.

“Loan B” means that Seven Million Forty-Two Thousand Eight Hundred Sixty-Seven Dollars ($7,042,867) portion of the Note that is subject to certain payments of principal and certain rights of conversion into Issuer common stock as more fully outlined in Sections 2.1(B) and (C) below.

“Maturity Date” means October 31, 2013.

“Merger Agreement” shall have the meaning set forth in the second introductory paragraph of this Note.

“Net Equity” means the amount of cash proceeds received by Issuer in connection with the offering of any capital equity of Issuer or any of its Affiliates minus any expenses incurred in connection with such offering, including but not limited to attorneys’ fees, underwriters’ fees and accountants’ fees.

“Note” means this Convertible Promissory Note.

“Obligations” means and includes all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Issuer to the Holders of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by Issuer hereunder.

“Person” means and includes an individual, an individual or entity serving in the capacity as a trustee of a trust or the trust itself, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Qualified Debt” means the amount of cash proceeds received by Issuer or any of its Affiliates in connection with the incurrence of any indebtedness except for indebtedness under a bank line of credit (provided that with respect to indebtedness under a line of credit to finance the acquisition of a business whatever the structure, this exception shall be limited to an outstanding balance of $10,000,000 in the aggregate at any time) or indebtedness incurred to finance operating expenses, equipment and capital expenditures (but specifically excluding any capital expenditures associated with the acquisition of a business whatever the structure) incurred by Issuer or any of its Affiliates in the ordinary course of business.

“Subordination Agreements” means the subordination agreements with The PrivateBank and Trust Company, Liberty Mutual Insurance Company, and the holders of the James Note subordinating, in accordance with their terms, the Note to Issuer’s senior lender, bonding agency and the holders of the James Note all as attached hereto as Exhibit B.

2.             Payments of Principal and Interest; Default Interest Rate; Late Fees.

2.1           Payments of Principal and Interest.  Beginning on the Issuance Date, the outstanding principal balance of this Note shall bear interest at the Applicable Interest Rate and shall be computed on the basis of a 365-day year and the actual number of days elapsed.

2.1(A)         Repayment of Loan A.

(i)            All accrued and unpaid interest on the unpaid principal balance of Loan A shall be payable monthly in arrears on the first (1st) day of each month (each, a “Payment Date”) commencing December 1, 2010 (the “Initial Payment Date”).

(ii)           In addition to the interest payments described above, Issuer shall make monthly principal payments on Loan A in the amount of Two Hundred Sixty-Eight Thousand Five Hundred Eighty-Six Dollars ($268,586) commencing on the Initial Payment Date and continuing on each Payment Date thereafter until Loan A is paid in full.

(iii)          Unless sooner paid, all amounts outstanding under Loan A shall be due and payable in full on the Maturity Date.

(iv)          Issuer shall prepay Loan A in an amount equal to (i) Fifteen percent (15%) of Net Equity raised in excess of Ten Million Dollars ($10,000,000), if any, plus (ii) thirty-three percent (33%) of Qualified Debt raised, if any.

(v)           Any prepayment of Loan A, whether required or discretionary, shall be applied first to expenses due the Holders including without limitation late fees, second to accrued interest due, and third to principal applied in inverse order of when such principal is scheduled to be paid.

(vi)          Any prepayment required by Section 2.1(A)(iv) above shall be due within ten (10) business days of the receipt of such cash proceeds by Issuer.

2.1(B)          Repayment of Loan B.

(i)            All accrued and unpaid interest on the unpaid principal balance of Loan B shall be payable monthly in arrears on each Payment Date commencing with the Initial Payment Date.

(ii)           In addition to the interest payments described above, Issuer shall make monthly principal payments on Loan B in the amount of One Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars ($166,667) commencing on the Initial Payment Date and continuing on each Payment Date thereafter until Loan B is paid in full; provided, however, subsequent to the final payment being made on the James Note, Issuer shall increase monthly principal payments on Loan B to Two Hundred Fifty Thousand Dollars ($250,000) per month beginning the first calendar month after the James Note has been paid off in full.

(iii)          Unless sooner paid, all amounts outstanding under Loan B shall be due and payable in full on the Maturity Date.

(iv)          Issuer shall prepay Loan B as follows:

(a)           in an amount equal to ten percent (10%) of Net Equity raised in excess of Ten Million Dollars ($10,000,000), if any;

(b)           in an amount equal to $1,000,000 on April 5, 2011 if Rockford has achieved its Target EBITDA for the 2010 Earnout Period as defined in the Merger Agreement; and

(c)           in an amount equal to $1,000,000 on April 5, 2012 if Rockford has achieved its Target EBITDA for the 2011 Earnout Period as defined in the Merger Agreement.

(v)           Any prepayment of Loan B, whether required or discretionary, shall be applied first to expenses due the Holders including without limitation any late fees, second to accrued interest due, and third to principal applied in inverse order of when such principal is scheduled to be paid.

(vi)          Any prepayment required by Section 2.1(B)(iv)(a) above shall be due within fifteen (15) days of the receipt of such cash proceeds by Issuer.  Any prepayment required by either Sections 2.1B(iv)(b) or (c) shall be due within fifteen (15) days of a final determination of Target EBITDA for such Earnout Period as required by Section 2.8 of the Merger Agreement.

2.1(C)          Optional Conversion of Loan B.

(i)            Subject to the terms of this Section 2.1(C), any Holder shall have the right (“Conversion Right”), but not the obligation, at any time after the First Period Termination Date, to individually convert all (but not less than all) of its proportionate outstanding principal balance of Loan B into fully paid and nonassessable shares of Common Stock at the conversion price set forth in Section 2.1(C)(ii) (the “Conversion Price”). The shares of Common Stock to be issued upon such conversion are herein referred to as the “Conversion Shares.”  Issuer shall give written notice to Holder’s Representative ten (10) days prior to any voluntary prepayment of Loan B, and any Holder shall have seven (7) days from the date of such written notice to elect to execute the Conversion Right subject to the restrictions and requirements set forth in Section 2.1(C)(iv).  If any Holder fails to exercise the Conversion Right within said seven (7) day period, such Holder will not be allowed to exercise the Conversion Right until such prepayment has occurred.  Issuer shall give written notice to Holder’s Representative fifteen (15) days after Issuer receives a written letter of intent in connection with raising any Net Equity in excess of Ten Million Dollars ($10,000,000) and any Holder shall have seven (7) days from the date of such written notice to elect to exercise the Conversion Right subject to the restrictions and requirements set forth in Section 2.1(C)(iv).  If any Holder fails to exercise the Conversion Right within said seven (7) day period, such Holder will not be allowed to exercise the Conversion Right until after such funding proposed in the letter of intent occurs or such letter of intent expires or is terminated.

(ii)           Subject to adjustment as provided in Section 2.1(C)(v) hereof, the Conversion Price per share of Common Stock shall be equal to the Closing Stock Price.

(iii)          Notwithstanding anything to the contrary contained in this Note, this Note shall not be convertible by any Holder hereof, and Issuer shall not effect any conversion of this Note or otherwise issue any shares of Common Stock pursuant hereto, either (i) prior to the First Period Termination Date, or (ii) to the extent (but only to the extent) that after giving effect to such conversion, the sum of the number of shares of Common Stock issued under this Note plus the number of shares of Common Stock issued under the Merger Agreement would exceed 9.9% of Issuer’s outstanding shares of Common Stock (as presently constituted) (the “Conversion Limitation”).  No prior inability to convert this Note pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility.  The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Conversion Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Conversion Limitation. The limitations contained in this paragraph shall apply to any successor Holder of this Note.  The holders of Common Stock shall be third party beneficiaries of this paragraph and Issuer may not waive this paragraph without the consent of holders of a majority of its Common Stock.

(iv)          In the event that a Holder elects to convert all (but not less than all) of its proportionate outstanding principal balance of Loan B into Common Stock after the First Period Termination Date, the Holder shall give notice of such election by delivering an executed and completed notice of conversion in the form of Exhibit C attached hereto (“Notice of Conversion”) to Issuer.  A Holder’s proper election to convert shall be irrevocable.  On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the principal balance as entered in its records.  Each date on which a Notice of Conversion is delivered to Issuer in accordance with the provisions hereof shall be deemed a Conversion Date (the “Conversion Date”).

(v)           Issuer will cause its transfer agent to transmit one or more certificates representing the Conversion Shares to the Holder within five (5) business days after receipt by Issuer of the Notice of Conversion.   In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised, and the Conversion Shares issuable upon such conversion, shall be deemed to have been issued upon the deemed delivery date to Issuer of the Notice of

Conversion.  The Holder shall be treated for all purposes as the record holder of such Common Stock on such deemed delivery date.  Each certificate representing Conversion Shares shall bear a customary restricted stock legend and the Conversion Shares shall be transferrable only in accordance with the Securities Act of 1933, as amended.

(vi)          Any accrued and unpaid interest in respect of principal converted into Common Stock shall be payable on the next scheduled Payment Date.  For the avoidance of doubt, interest shall cease to accrue on the Conversion Date as to any principal converted.

(vii)         The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Sections 2.1(C)(i) and (ii), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

(a)           If Issuer at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid principal balance, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(b)           If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(viii)        During the period the conversion right exists, Issuer will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of the remaining principal balance of Loan B.  Issuer represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  Issuer agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of Loan B.

2.2           Default Interest Rate.  If any amount of principal or interest on this Note is not paid when due the entire outstanding principal balance of the Note shall bear interest at a rate to the Applicable Interest Rate plus two percent (2%) from the due date of such installment of such principal or interest until such default is cured by the payment of all principal and interest and late fees then due (“Default Interest”).  The incurrence of Default Interest shall not excuse late payment.

2.3           Late Fees.  Should any payment under this Note not be paid when due and payable, it is recognized by Issuer that the Holders will incur extra expenses for handling the delinquent payment.  The exact amount of said extra expenses is impossible to ascertain at this time, but a charge of two percent (2%) of the amount of the delinquent payment would be a fair approximation of the expense so incurred by the Holders.  Therefore, in the event a payment is received more than ten (10) days after the date on which it was due, Issuer shall, without notice and without prejudice to the right of the Holders to declare an Event of Default or to collect any other amounts due hereunder, pay to the Holders a “late charge” equal to two percent (2%) of the amount of the delinquent payment.  At the option of Issuer, said late charge may be added to the principal under this Note.

2.4           No Right of Offset.  Other than as allowed in the Merger Agreement, Issuer shall have no right to set off against payments due under this Note.

2.5           Allocation Among Holders. All payments under this Note whether principal, interest, late fees, and expenses shall be paid to the Holders pro rata based on the principal balance due each Holder.

3.             Payment on Non-Business Days. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of California, such payment may be due on the next succeeding business day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

4.             Prepayment.  Upon ten (10) days prior written notice to the Holders, Issuer may prepay this Note in whole or in part, without premium or fee and such prepayment will be applied by Holder in accordance with Section 2.1(A)(v) and 2.1(B)(v) above, pro-rata to the amounts outstanding under Loan A and Loan B.

5.             Events of Default.  The occurrence of any of the following shall constitute an “Event of Default” under this Note:

5.1           Failure to Pay.  Issuer shall fail to pay when due any payment required under the terms of this Note by the end of the tenth day following the due date.

5.2           Breaches of Covenants.  Issuer shall fail to observe or perform any covenant set forth in Section 8 and such failure shall continue for twenty (20) days after Issuer’s receipt of Holder’s written notice to Issuer of such breach.

5.3           Voluntary Bankruptcy or Insolvency Proceedings.  Issuer shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing.

5.4           Involuntary Bankruptcy or Insolvency Proceedings.  Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Issuer or of all or a substantial part of its property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Issuer or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

5.5           Cessation of Business.  Issuer dissolves, is subject to liquidation or ceases to conduct business in the ordinary course.

5.6           Change of Control.  Notwithstanding the foregoing, this Note, plus all accrued interest, shall be paid in full within 30 days after a Change of Control. A “Change of Control” shall be deemed to have occurred if, at any time, (a) Buyer ceases to control Rockford or to be entitled to elect all of the members of the board of directors or managers of Rockford; or (b) all or substantially all of any of the assets of Buyer or Rockford are sold in one transaction or a series of transactions to any Person or related group of Persons; or (c) Buyer or Rockford are merged with or into another Person except for a merger in which the stockholders of Issuer immediately prior to the merger continue to beneficially own at least a majority of the equity in the combined entity immediately after the merger; or (d) the filing of a certificate of dissolution or the equivalent for Buyer or Rockford, or (e) the lapse of ninety (90) days after the notice to Buyer of revocation without a reinstatement of Buyer’s charter within thirty (30) days after receipt of notice of this revocation is received by Buyer.

5.7           Levy or Seizure.  The attachment, seizure or levy under legal process, which is not removed within forty-five days, upon assets of Issuer or any of its Affiliates that are material to the operation of the business of Buyer and its subsidiaries when taken as a whole.

5.8           Declaration of Event of Default.  Only the Holder’s Representative may declare an Event of Default.

6.             Rights of Holder Upon Default.  Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Sections 5.3 and 5.4) and at any time thereafter during the continuance of such Event of Default, Holder may declare all outstanding Obligations payable by Issuer hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived; provided, however, if the Event of Default is the failure to pay as set forth in Section 5.1 and the reason for Issuer’s failure to pay is that Issuer is contractually prohibited from making a payment due to the terms of the Subordination Agreements, then the Holders shall not be entitled to declare all outstanding Obligations payable by Issuer until the earlier of (a) the date that is 180 days after the date that the Event of Default was triggered, or (ii) the date 10 days after the contractual prohibition to payment has been removed.  Upon the occurrence or existence of any Event of Default described in Sections 5.3 and 5.4, immediately and without notice, all outstanding Obligations payable by Issuer hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.  In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right power or remedy permitted by law, either by suit in equity or by action at law, or both.

7.             Holders Representative.  Each Holder by executing this Note hereby constitutes and appoints Christopher S. Wallace as Holders’ Representative, pursuant to the terms and provisions of Section 9.18 of the Merger Agreement.

8.             Certain Covenants.  While any amount is outstanding under this Note, without the prior written consent of the Holders’ Representative, Issuer shall not:

8.1           Incur any obligations for seller financing associated with the acquisition of a business (whatever the structure) without making it contractually subordinated in right of payment to the payment of this Note; or

8.2           make any payment on account of indebtedness of Issuer that has been contractually subordinated in right of payment to this Note; or

8.3           except for regular, in terms of purpose, quarterly dividends, make any distribution or declare or pay any dividends (in cash or other property, other than common stock); or

8.4           if Issuer is not permitted by the senior lender and/or surety company that are parties to the Subordination Agreements to make the prepayments required under Section 2, Issuer shall not consummate the transaction that would have required the prepayment; or

8.5           purchase, acquire, redeem, or retire any of any common stock of Issuer, whether now or hereafter outstanding, unless the principal balance of this Note is less than Ten Million Dollars ($10,000,000).

9.             Successors and Assigns.  Subject to the restrictions on transfer described in Sections 11 and 12, the rights and obligations of Issuer and Holders of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

10.           Waiver and Amendment.  Any provision of this Note may be amended, waived or modified upon the written consent of Issuer and the Holders’ Representative.

11.           Transfer of this Note.  With respect to any offer, sale, assignment or other disposition of this Note, any Holder will give written notice to Issuer prior thereto, describing the identity of the assignee thereof, and such transfer shall be effectively following the written consent of Issuer which shall not be unreasonably withheld.

12.          Assignment by Issuer.  Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Issuer without the prior written consent of the Holders’ Representative and any such assignment without such written consent shall be void.

13.          Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given on the earlier of (a) when actually received, (b) two business days after it is sent by overnight courier, or (c) two business days after it is sent by registered or certified mail (return receipt requested, postage prepaid) and addressed to the intended recipient as set forth below:

If to Holders or Holders’ Representative:

c/o Christopher Wallace
Second City Capital Corporation
1075 West George Street, Suite 2600
Vancouver, BC, Canada V6E 3C9
Telephone:        (604) 806-3350
Facsimile:         (604) 661-4873

Copy to:

Ball Janik LLP

15 SW Colorado Avenue, Suite 3

Bend, OR 97702

Telephone: (541) 617-1309

Facsimile (541) 617-8824
Attn:  Robert Stout, Esq.

And:

If to Issuer:

PRIMORIS SERVICES CORPORATION
26000 Commercentre Drive
Lake Forest, CA  92630
Telephone:        (949) 598-9242
Facsimile:         (949) 595-5544
Attn:    General Counsel

Copy to:

Rutan & Tucker, LLP
611 Anton Blvd., Suite 1400
Costa Mesa, CA 92626
Telephone:         (714) 641-5100
Facsimile:          (714) 546-9035
Attn:      George Wall, Esq.

Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

14.          Payment.  Payment shall be made in lawful tender of the United States.

15.          Usury.  In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

16.          Expenses; Waivers.  Issuer agrees to pay all costs and expenses of collection incurred by the Holders in connection with enforcement of this Note whether incurred prior to or after an action is instituted by Holders. If action is instituted to collect this Note, the non-prevailing party promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees, expert fees and all other costs, incurred by the prevailing party in connection with such action. Such expenses, costs and fees include but are not limited to those which may be incurred in connection with all appearances and other activity in bankruptcy or insolvency proceedings involving the Issuer or the enforcement of the Note, the defense of any claims or causes of action against the Holders, and in the negotiation or settlement by the Holders of any modification or compromise, or request for same, regarding the performance by Issuer of any of its obligations hereunder, all without regard to any statutory, judicial, administrative or other schedule for reimbursement or payment of legal fees.  Issuer hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

17.          Governing Law; Venue; Arbitration.  This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.  Venue for all proceedings shall be in Orange County, California.  Each of the Parties agrees that all claims in respect of any Action (as defined in the Merger Agreement) or proceeding arising out of or relating to this Note shall be determined and resolved pursuant to Section 9.15 of the Merger Agreement.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other Party with respect thereto.  Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 13 above.  Nothing in this Section 17, however, shall affect the right of either Party to serve legal process in any other manner permitted by law or at equity.  Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

18.          Failure or Indulgence Not Waiver. No failure or delay on the part of the Holders in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

19.          Notices Regarding Equity or Qualified Debt.  If Issuer or any of its Affiliates raise additional capital that results in Net Equity or increase the balance due under any Qualified Debt, then Issuer shall notify Holders of same.

20.          Right of Set-Off.  Issuer shall have a right of set-off against this Note pursuant to Section 8.15 of the Merger Agreement.  The exercise of such right of set-off by Issuer in good faith, whether or not ultimately determined to be justified, will not constitute an Event of Default.

[SIGNATURE ON NEXT PAGE]

IN WITNESS WHEREOF, Issuer has caused this Note to be issued as of the date first written above.

PRIMORIS SERVICES CORPORATION,
a Delaware corporation

/s/ Brian Pratt

EXHIBITS:

A                                       List of Holders and Principal Amounts

B                                       Subordination Agreements

C                                       Notice of Conversion

[Signature page to Convertible Promissory Note]

EXHIBIT A

HOLDERS AND PRINCIPAL AMOUNTS

Holders	Note Allocation(1)

Second City Capital Corporation	$14,420,106
Lemmie Rockford	1,602,234
CCH Partners Holdings	34,481
Fortress Value Recovery Fund I LLC	655,146
Total	$16,711,967

EXHIBIT B

SUBORDINATION AGREEMENTS

EXHIBIT C

NOTICE OF CONVERSION

(To be executed by Holder in order to convert Loan B under the Note)

The undersigned Holder hereby elects to convert $                                         of the remaining principal balance due to the undersigned Holder in respect of Loan B under the Convertible Promissory Note (“Note”) issued by PRIMORIS SERVICES CORPORATION, a Delaware corporation (“Issuer”) on                                      , 2010 into Shares of Common Stock of the Issuer according to the terms and conditions set forth in the Note. The effective date of conversion shall be the date this Notice of Conversion is deemed received by Issuer under the terms and conditions of the Note.

Date:

Conversion Price:

Shares To Be Delivered:

Signature:

Print Name:

Address: